Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Sandy Fabre
November 17, 2010		Nordstrom, Inc.
(206) 233-6563

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 373-3036

NORDSTROM, INC. APPOINTS TWO NEW DIRECTORS

SEATTLE (November 17, 2010) – Seattle-based Nordstrom, Inc. (NYSE: JWN) announced today the appointment of Felicia D. Thornton and B. Kevin Turner to the company’s Board of Directors, effective November 16, 2010.

Ms. Thornton is Chief Executive Officer/U.S. of Knowledge Universe, a global education company based in Portland, Ore. As CEO/U.S. of Knowledge Universe, Ms. Thornton oversees strategy and operations for multiple business lines including KinderCare Learning Centers, Children’s Creative Learning Centers and Champions Extended Learning. She will serve as a member of the Nordstrom Board’s Audit Committee and Finance Committee.

Mr. Turner is Chief Operating Officer of Microsoft (NASDAQ: MSFT), the worldwide leader in software, services and solutions that help people and businesses realize their full potential. As Microsoft’s COO, he is responsible for the strategic and operational leadership of Microsoft’s worldwide sales, marketing, and services organization. Mr. Turner will serve on the Compensation Committee and Finance Committee for the Nordstrom Board.

“Felicia and Kevin bring significant experience and expertise covering retail, technology, finance, strategy and industry best practices,” said Enrique Hernandez, Jr., Chairman of the Board of Directors for Nordstrom Inc. “Their addition will further strengthen our Board’s ability to govern to the highest standards.”

About Nordstrom:

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 204 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 115 full-line stores, 86 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

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